Exhibit 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES INTENTION TO ACQUIRE ONLINE SHIPPING COMPANY ENDICIA FROM NEWELL RUBBERMAID

EL SEGUNDO, Calif., March 24, 2015 – Stamps.com® (Nasdaq:STMP) today announced that it has entered into a definitive agreement with Newell Rubbermaid Inc. for Stamps.com to acquire Endicia, a wholly owned subsidiary of Newell Rubbermaid, for $215 million in cash. Based in Palo Alto, California, Endicia is a leading provider of high volume shipping technologies and solutions for use with the U.S. Postal Service® and other postal partners.

Endicia offers solutions that help businesses run their shipping operations more smoothly and function more successfully. Endicia sells its products under brand names including Endicia®, DYMO® Stamps™ and PictureItPostage®. Endicia also provides seamless access to USPS and other shipping services through integration with more than 250 partner applications. Endicia had approximately $59 million in revenue during fiscal 2014.

“The acquisition of Endicia represents a significant strategic investment in our high volume shipper business,” said Ken McBride, Stamps.com chairman and CEO. “Endicia is a great complement to Stamps.com’s traditional strength in the enterprise and small business mailing segments. High volume shipping is the fastest growing segment within the mailing and shipping space and this acquisition will allow us to accelerate our innovation, enhance and streamline our sales and marketing, and accelerate our growth. Together, the two companies will be able to more effectively compete with the very large competitors we face today in the mailing and shipping industry.”

“We are very excited about the opportunity to become a part of Stamps.com,” said Amine Khechfe, Endicia General Manager. “The acquisition will pair Endicia’s technology leadership in shipping and its large national sales team with Stamps.com’s large scale small business customer acquisition. Combined, the companies can enhance innovation and increase domestic and international shipping growth for the benefit of our customers and partners.”

The Boards of Directors of both companies have approved the transaction which is expected to close within 5 business days after the fulfillment of the customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act. No shareholder approval is required in this all cash transaction. Stamps.com intends to fund the transaction with at least $50 million of cash on hand and committed financing for $165 million from a group of leading US banks. Manatt, Phelps & Phillips, LLP acted as legal counsel to Stamps.com.

Additional Details on the Acquisition
Stamps.com and Endicia are two rapidly growing providers of internet mailing and shipping solutions, but are focused on different segments of the market. Stamps.com primarily focuses on acquiring small business and enterprise mailing customers, and it has approximately 514 thousand paid customers which are predominantly in those two areas. Stamps.com spent approximately $40 million on customer acquisition during 2014, with the majority of that spend going into broad small business marketing programs. Endicia focuses on professional high volume shippers by providing products that enable domestic and international shipping, and by collaborating with over 250 integration partners. Endicia acquires its customers with a large national sales team of more than sixty people and with marketing programs that are expressly targeted at high volume shippers.

A summary of expected benefits of the acquisition include:

•	Accelerated Innovation. By combining resources and sharing expertise, Stamps.com expects the two companies to streamline software development tasks that are duplicated across the two companies, freeing resources to accelerate innovation that will benefit customers, partners and the US Postal Service.
•	Cross Selling of Solutions. Stamps.com expects the combined companies to utilize both the large scale customer acquisition resources of Stamps.com and the large national sales team of Endicia to most effectively market and sell both brands into their respective customer segments.
•	Enhanced Customer Support. Stamps.com expects to combine and share the complementary expertise of both companies’ customer support organizations in order to create a larger, more efficient, more knowledgeable, and more responsive combined support organization.
•	Enhanced Competitiveness Against Large Companies. Stamps.com expects the companies to become more effective in competing against, for example, Pitney Bowes (which offers postage meters and shipping solutions), eBay (which offers a no-cost eCommerce shipping solution), and various free shipping software products available from a number of postal and private carriers.
•	Minimal Customer Overlap. The profile of the top customers of the companies are very different, with nearly all of Stamps.com’s top customers in the enterprise mailing area, and all of Endicia’s top customers in the high volume shipping area. As a result of the different focuses of the two companies, the average annual volume per customer for Endicia is significantly higher than that of Stamps.com.
•	Corporate Cost Savings. By operating independent brands in one corporation, Stamps.com expects the companies to realize synergies to improve overall operational efficiency over the long term. Stamps.com expects the companies to achieve significant cost reduction by, for example, reducing vendor costs, eliminating duplicate back end infrastructure, and redeploying resources into new areas.

Conference Call

Stamps.com will hold a conference call which will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its intention to acquire Endicia. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Endicia

Headquartered in Palo Alto, California, Endicia is a leading provider of high volume shipping technologies and services for U.S. Postal Service shipping. It offers solutions that help businesses run their shipping operations more smoothly and function more successfully. Endicia also provides seamless access to USPS shipping services through integration with more than 250 partner applications. Endicia has printed more than $12B in postage since inception. For more information on Endicia products and services, visit www.endicia.com. For shipping tips visit online-shipping-blog.endicia.com. Follow Endicia on Twitter at @Endicia.

About Stamps.com

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables customers to print U.S. Postal Service-approved postage with just a computer, printer and Internet connection, right from their homes or offices. Stamps.com has been the leader in transforming mailing and shipping for small business, enterprise mailers, e-commerce sellers, and high volume shippers. During both 2013 and 2014, Stamps.com was named to Forbes magazine's "America's Best Small Companies" list.

Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding Stamps.com’s proposed acquisition of Endicia and the expected benefits of the transaction, including revenue, expected synergies and cost savings; operational and organizational details of the combined company; the way in which the transaction will impact consumers and industry partners; the ability of the combined company to innovate; our ability to realize opportunities of scale; and the growth rate of the combined company. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. Factors that may contribute to such differences include, but are not limited to, (1) the risk that expected cost savings or other synergies from the transaction may not be fully realized or may take longer to realize than expected; (2) the risk that the businesses may not be combined successfully or in a timely and cost-efficient manner; (3) the possibility that the transaction will not close, including, but not limited to, due to the failure to obtain governmental approval from antitrust authorities, which is a condition to the closing; (4) the risk that business disruption relating to the transaction may be greater than expected; (5) the risk of litigation relating to the transaction; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) the failure by Stamps.com to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the transaction; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and (10) legislative, regulatory and economic developments. Stamps.com can give no assurance that the conditions to the transaction will be satisfied. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in Stamps.com’s Annual Report on Form 10-K for the year ended December 31, 2014, and in Stamps.com’s other filings with the Securities and Exchange Commission. Except as may be required by law, Stamps.com does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Stamps.com and the Stamps.com logo are trademarks or registered trademarks of Stamps.com Inc. Newell Rubbermaid and the Newell Rubbermaid logo are trademarks or registered trademarks of Newell. Endicia and the associated logos are trademarks or registered trademarks of Endicia. All other brands and names are property of their respective owners.